EXHIBIT 99.1

1401 Harbor Bay Parkway

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www.celera.com

Celera Contact David Speechly, Ph.D. Tel: (510) 749-1853 David.Speechly@celera.com	Abbott Contact Don Braakman Tel: (847) 937-0080 Don.Braakman@abbott.com

FOR IMMEDIATE RELEASE

CELERA AND ABBOTT REVISE STRATEGIC ALLIANCE FROM PROFIT SHARING

TO WORLDWIDE DISTRIBUTION AND ROYALTY AGREEMENTS

New Agreements Include Distribution Arrangement for Certain Celera Products and

Royalty-Bearing Arrangement for m2000™ Sales

ALAMEDA, CA and ABBOTT PARK, IL — December 29, 2008 — Celera Corporation (NASDAQ:CRA) and Abbott (NYSE:ABT) today announced a revision of the strategic alliance agreement between the two companies. Under a new distribution agreement, Abbott will exclusively distribute certain molecular diagnostic products manufactured by Celera. Under a second agreement, Celera will receive royalties on the sale of m2000™ reagents, instruments, service and related consumables, and Abbott will receive royalties on certain Celera genetic tests. The companies will also pay each other royalties on any newly developed products for the m2000 instrument. The agreements are effective as of October 1, 2008, and replace the existing profit-sharing arrangement between the companies, which began in June 2002 and was restated in January 2006. The new distribution agreement has an initial term of five years with the potential for two consecutive two-year renewal periods thereafter, and the new royalty agreement expires in September 2017. Additional financial terms were not disclosed.

The agreements have been structured to capture the equal sharing of value between the companies in the Celera/Abbott strategic alliance agreement and provide more flexibility for Celera and Abbott to develop and commercialize products than existed under the alliance. Under the new agreements, the companies will no longer share R&D and SG&A expenses as provided in the alliance relationship. The impact of these changes will continue to be reflected in the financial performance in Celera’s Products Business segment.

“We’ve been pleased with our relationship with Abbott as we’ve built a successful market position in molecular diagnostics over the past six years,” said Kathy Ordoñez, Chief Executive Officer of Celera. “Moreover, we believe the new arrangements will provide greater financial clarity for Celera’s investors.”

“We look forward to continuing our work with Celera to provide important molecular tests to our worldwide customers and the patients they serve,” said Stafford O’Kelly, Vice President, Molecular Diagnostics, Abbott.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “plan,” and “should,” among others. These forward-looking statements are based on Celera’s and/or Abbott’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera and Abbott note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) the risks that the new agreements between the companies cannot be maintained or will not result in successful sales of products or result in royalty payments; (2) the diagnostic industry is very competitive, and new diagnostic products may not be accepted and adopted by the market; (3) demand for diagnostic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (5) potential product liability or other claims against Celera or Abbott as a result of the testing or use of its products; and (6) uncertainty of the availability to Celera and/or Abbott of intellectual property protection. The foregoing describes some, but not all, of the factors that could affect the parties’ ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties that Celera and Abbott face, and a discussion of the companies’ financial statements and footnotes, see the documents Celera and Abbott file with the SEC, including the most recent Annual Reports on Form 10-K and all subsequent periodic reports. All information in this press release is as of the date of the release, and neither Celera nor Abbott undertakes any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright© 2008. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

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